As filed with the Securities and Exchange Commission on January 30, 2026

Registration No. 333-276352

Registration No. 333-274920

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-276352
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-274920
UNDER
THE SECURITIES ACT OF 1933

SM Energy Company
(as successor in interest to Civitas Resources, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0518430 (I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
(303) 861-8140

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James B. Lebeck

Executive Vice President Corporate Development and General Counsel
SM Energy Company
1700 Lincoln Street, Suite 3200

Denver, Colorado 80203

(303) 861-8140

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robyn Zolman

Gibson, Dunn & Crutcher LLP

1900 Lawrence Street, Suite 3000

Denver, Colorado 80202

(303) 298-5700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by SM Energy Company, a Delaware corporation (the “Company”), as successor in interest to Civitas Resources, Inc., a Delaware corporation (“Civitas”), deregister any and all shares of common stock, par value $0.01 per share (“common stock”), of Civitas registered but unsold as of the date hereof under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by Civitas with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-276352), which was filed with the SEC on January 2, 2024, registering for resale 7,181,527 shares of common stock.

•	Registration Statement on Form S-3 (No. 333-274920), which was filed with the SEC on October 10, 2023, registering for resale 13,538,472 shares of common stock.

On January 30, 2026, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 2, 2025, by and among the Company, Cars Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”), and Civitas, (i) Merger Sub was merged with and into Civitas, with Civitas surviving as a wholly owned subsidiary of the Company (the “first merger” and the surviving entity, the “first surviving corporation”), and (ii) immediately following the first merger, the first surviving corporation was merged with and into the Company, with the Company continuing as the surviving corporation (together with the first merger, the “mergers”) and each share of Civitas’ common stock was converted into the right to receive 1.45 shares of common stock, par value $0.01 per share, of the Company.

In connection with the closing of the mergers, the offerings pursuant to each of the Registration Statements have been terminated. In accordance with undertakings made by Civitas in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of common stock that had been registered but that remain unsold at the termination of the offerings, the Company, as successor to Civitas, hereby removes from registration all shares of common stock that were registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 30, 2026.

SM ENERGY COMPANY (as successor in interest to Civitas Resources, Inc.)

By:	/s/ James B. Lebeck
	Name:	James B. Lebeck
	Title:	Executive Vice President Corporate Development and General Counsel

Note: No other person is required to sign these Post-Effective Amendments to Form S-3 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.